Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “*****”

Execution Copy

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), effective as of October 17, 2005 (the “Effective Date”), by and between Aveva Drug Delivery Systems, Inc., a Florida corporation having its principal place of business at 3250 Commerce Parkway, Miramar, Florida 30325 (“Aveva”), and Arius Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 2501 Aerial Center Parkway, Suite 205, Morrisville, NC 27560 (“Arius”) and BioDelivery Sciences International, Inc., a Delaware corporation having its principal place of business at 2501 Aerial Center Parkway, Suite 205, Morrisville, NC 27560 (“BDSI”).

WITNESSETH

WHEREAS, Arius is the owner or licensee of certain patents, trade secrets, trademarks, formulations and know-how related to BEMA Fentanyl Products;

WHEREAS, Arius is knowledgeable and experienced in the development, testing and marketing of pharmaceuticals and medicaments delivered using a topical delivery approach and has in development BEMA Fentanyl Products and is preparing an IND and planning Phase I laboratory studies, Phase II dose ranging studies and Phase III clinical trials;

WHEREAS, Aveva has the expertise and the manufacturing facility suitable for the manufacture and supply of BEMA Fentanyl Products and Placebos;

WHEREAS, Arius wishes to have Aveva manufacture and supply and Arius wishes to purchase from Aveva clinical batches of BEMA Fentanyl Products and Placebos and commercial quantities of BEMA Fentanyl Products upon receipt of all necessary regulatory approvals all pursuant to the terms and conditions of this Agreement; and

WHEREAS, as a condition to Aveva’s execution and delivery of this Agreement, BDSI has agreed to guarantee performance by Arius of its obligations pursuant to this Agreement.

NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1. Definitions.

1.1 “Act” means the Federal Food, Drug & Cosmetic Act (21 U.S.C. §§301 et seq.) and the regulations promulgated thereunder.

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Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

1.2 “Arius Intellectual Property” means the Intellectual Property Rights owned or controlled by Arius relating to the BEMA Fentanyl Product, including any Product Inventions (as defined in Section 16.1 below).

1.3 “Aveva Intellectual Property” means the Intellectual Property Rights owned or controlled by Aveva including Aveva Inventions and Aveva’s rights in Joint Inventions but excluding Product Inventions.

1.4 “Back-Up Trigger” shall have the meaning provided therefore in Section 7.13.

1.5 “BEMA Fentanyl Product” means pharmaceutical products containing fentanyl that is delivered using Arius’ proprietary bioerodible, mucoadhesive multi-layer polymer film for transmucosal drug delivery.

1.6 “Clinical Supply Work” shall mean the technology transfer, scale-up, and other clinical supply work described in the Project Plan and all work performed by Aveva regarding Products prior to the Effective Date, including but not limited to the formulation and manufacture of Products for use in pre- and non-clinical research and development and Phase I clinical trials.

1.7 “Conforming Product” shall mean any product which was manufactured, packaged, and supplied in accordance with this Agreement, GMP, all applicable laws, rules, guidelines, and regulations (including but not limited to the Act), Product Approvals, the Product Specifications, and the Packaging Specifications

1.8 “FDA” means the United States Food and Drug Administration or any successor agency having the administrative authority to regulate the approval for testing or marketing of human pharmaceutical or biological therapeutic products in the United States (or, where appropriate, the equivalent governmental authority in any foreign country).

1.9 “First Commercial Sale” shall mean the first commercial sale of any BEMA Fentanyl Product supplied hereunder by Arius or a licensee, distributor, or other strategic partner of Arius in an arm’s length transaction to an independent third party. For the avoidance of doubt, the delivery of any Product under this Agreement shall not be the First Commercial Sale.

1.10 “Forecast” means the written forecast describing Arius’ anticipated requirements with respect to Products for a given time period, including the proposed delivery schedule with respect to such Products.

1.11 “Fully-Burdened Manufacturing Costs” means, with respect to Aveva’s manufacturing and supply of a particular Product to Arius hereunder, the costs of all raw materials and labor used or consumed in such manufacture, packaging costs and expenses, including costs for lot failures, batch failures, or other quality control or production failures, shipping, handling and delivery costs related to delivery of the Products, quality assurance and quality control related expenses and all overhead amounts allocable to such manufacturing and

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Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

delivery (including without limitation amortized capital equipment costs other than packaging related capital costs approved by the Working Committee and reimbursed by Arius as provided in Exhibit C) provided that (i) all of the foregoing shall be calculated in accordance with U.S. GAAP, (ii) Aveva shall, notwithstanding anything to the contrary in this Agreement, use commercially reasonable efforts to minimize Fully-Burdened Manufacturing Costs and (iii) *****.

1.12 “GLP” means the applicable current good laboratory practices promulgated from time to time by the FDA in accordance with the Act, including those set forth in 21 C.F.R. Part 58.

1.13 “GMP” means the applicable current good manufacturing practices promulgated from time to time by the FDA in accordance with the Act, including those set forth in 21 C.F.R. Parts 210 and 211.

1.14 “Intellectual Property Rights” means, collectively, all of the following worldwide intangible legal rights, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) inventions, patents, patent disclosures, patent rights, including any and all continuations, continuations-in-part, divisionals, reissues, reexaminations, utility model, industrial designs and design patents or any extensions thereof, (ii) rights associated with works of authorship, including without limitation, copyrights, copyright applications and copyright registrations, (iii) rights in trademarks, trademark registrations and applications therefore, trade names, service marks, service names, logos, or trade dress, (iv) rights relating to the protection of formulae, trade secrets, Know-How and confidential information, and (v) all other intellectual or proprietary rights anywhere in the world.

1.15 “Know-How” means any information or material that is confidential and/or proprietary, including, without limitation, ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, designs, devices, equipment, process conditions, algorithms, notation systems, works of authorship, computer programs, technologies, formulas, techniques, methods, procedures, assay systems, applications, data, documentation, reports, chemical compounds, products and formulations, whether patentable or otherwise. Know-How shall also include non-confidential information and material to the extent such information and material first lost its confidentiality by virtue of its disclosure in an issued patent or published patent application, a filing with a Regulatory Authority or as part of a legal proceeding.

1.16 “Launch Stocks” shall mean the quantities of stocks of the BEMA Fentanyl Product ordered by Arius under this Agreement to support the commercial introduction of the BEMA Fentanyl Product in a jurisdiction following receipt of an approvable letter from FDA with respect to an NDA filed by Arius for the BEMA Fentanyl Product.

1.17 “Order” means a written purchase order for the Products, which order shall include a delivery schedule specifying the requested delivery date and quantity for each Product ordered, and the location to which shipment of the Product is to be delivered.

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Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

1.18 “Packaging Specifications” means the specification for the packaging of the Products, as described on Exhibit C, attached hereto and incorporated herein by reference, details of which may be further amended by the parties according to the terms hereof.

1.19 “Placebo” means a bioerodible, mucoadhesive polymer film product that does not contain fentanyl, but is otherwise indistinguishable from, and is intended to be administered in the same way as, the BEMA Fentanyl Product for purposes of preclinical testing and clinical studies.

1.20 “Products” means BEMA Fentanyl Products and Placebos.

1.21 “Product Approvals” means any approvals, licenses, registrations or authorizations granted by any national, federal, state or local regulatory agency, department, bureau or other government entity, including but not limited to the FDA, necessary for the development, clinical testing, marketing, manufacture, use, storage, import, transport, or sale of Products in the Territory, and all correspondence, filings, and documents related thereto.

1.22 “Product Price” means the applicable prices for Products as set forth on or determined in accordance with Exhibit D, attached hereto and incorporated herein by reference.

1.23 “Product Specifications” means the manufacturing and product specifications for such Product described on Exhibit B, attached hereto, details of which may be further amended by the parties according to the terms hereof.

1.24 “Project Costs” shall mean the amounts to be billed by Aveva for the Clinical Supply Work performed by Aveva following the Effective Date as specified in the Project Plan.

1.25 “Project Plan” means the written plan describing the Clinical Supply Work attached hereto as Exhibit A.

1.26 “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing and sale of a therapeutic product in a country, including the FDA.

1.27 “Regulatory Filing” shall mean any regulatory filings necessary to procure any Product Approvals in the Territory and include, but shall not be limited to, an investigational new drug application (“IND”), an abbreviated new drug application (“ANDA”), a new drug application (“NDA”) or any other application acceptable to the FDA for the development and clinical testing of the BEMA Fentanyl Product and for marketing approval for the BEMA Fentanyl Product, which Arius has filed in the Territory, including any supplements or amendments thereto.

1.28 “Territory” shall mean the U.S.A. and Canada.

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Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

2. Effectiveness; Term. This Agreement shall be effective for a period beginning on the Effective Date and continuing until a date that is ***** years after the First Commercial Sale of the Product (the “Original Term”) and subject to renewal for additional ***** year periods thereafter (each such period, a “Renewal Period”; collectively, with the Original Term, the “Term”), unless either party provides written notice of termination at least ***** in advance of any such renewal, subject to earlier termination as provided herein. Notwithstanding the foregoing, for purposes of clarification but not limitation, the terms of this Agreement shall apply to any Clinical Supply Work performed and any Products manufactured by Aveva prior to the Effective Date.

3. License to Aveva.

3.1 Subject to the terms of this Agreement, Arius hereby grants to Aveva and Aveva hereby accepts, subject to the terms of this Agreement a license under the Arius Intellectual Property solely as necessary to manufacture, package and sell the Products to Arius or a third party designated by Arius pursuant to the terms of this Agreement. Such license shall be exclusive with respect to the supply of Products for use, sale, or distribution by Arius in the Territory, subject to the provisions of Section 7.13, during the Original Term of this Agreement and non-exclusive in any Renewal Term. Such license shall not restrict the rights of Arius to license or utilize the Arius Intellectual Property in connection with the manufacture, packaging, or supply of any Products for use, sale, or distribution outside the Territory. Except as set forth in the foregoing sentence, Aveva shall have no other rights under the Arius Intellectual Property, and in no event shall any other licenses to the Arius Intellectual Property be implied.

3.2 Arius hereby agrees to disclose and/or deliver to Aveva in appropriate form all Know-how owned by or under the control of Arius reasonably useful in the manufacture and packaging of the Products. Arius agrees to provide a reasonable level of such technical assistance as may be reasonably necessary to assist Aveva in the performance of the scale up and production of Product by Aveva, the level and delivery of such assistance to be coordinated through the Joint Steering Committee.

4. Clinical Supply Work.

4.1 The Clinical Supply Work to be conducted following the Effective Date shall be conducted in accordance with the Project Plan attached hereto as Exhibit A. The Project Plan shall (a) describe Aveva’s responsibility for scale-up activities; (b) identify Project milestones to be achieved by Aveva; (c) set forth the period of time the Project Plan is to cover and establish timelines for achieving each of such Project milestones; and (d) include the amount of and schedule for payment of Project Costs.

4.2 Aveva shall use commercially reasonable efforts to conduct the Clinical Supply Work and perform all activities and responsibilities assigned to it under the Project Plan. Aveva shall use commercially reasonable efforts to adhere to the timetable and work program of the Clinical Supply Work or as may otherwise be agreed between the parties in writing from time to time but in any event Aveva will notify Arius within two business days after it becomes aware that the Clinical Supply Work is not on schedule with the timetable. Except as otherwise

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Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

provided herein, Aveva shall be solely responsible for any costs incurred in performing the Clinical Supply Work to the extent such costs exceed the Project Costs specified in the Project Plan. Any costs incurred by Aveva in connection with work required as a result of requests by Arius or due to the Product’s inability to be scaled up as initially presented to Aveva in the Project Plan (Exhibit A) will be paid by Arius in such amounts as shall be specified in a supplemental technical support document and revision to the Project Plan approved by the Joint Steering Committee.

4.3 The Project Costs to Arius shall equal $***** which amount shall cover all work to be done and costs to be incurred by Aveva in performing the services described in the Project Plan. Aveva shall bill Arius such amount pursuant to the milestone based payment schedule specified in the attached Exhibit A. Aveva shall issue to Arius invoices for milestone payments for milestones achieved in the applicable amounts and at the times specified in the attached purchase order. Within 30 days after receipt of an invoice for an amount due in accordance with this Agreement, Arius shall pay Aveva the invoiced amount.

4.4 All Clinical Supply Work shall be performed by Aveva in compliance with applicable laws, rules and regulations and in accordance with GLP and GMP. Arius shall reasonably cooperate in the Clinical Supply Work and provide at its expense such reasonable assistance as Aveva shall request in connection with such work the level and delivery of such assistance to be coordinated through the Joint Steering Committee.

5. Project Plan and Supply Management.

5.1 Joint Steering Committee.

(a) The parties expect in the future to cooperate in the management of the Clinical Supply Work so as to assure its completion in the most effective manner and to communicate regularly concerning the production supply and commercialization of the Product. The joint steering committee shall review and approve any modification to the scope and goals of the Project Plan (the “Joint Steering Committee”). Any modification to the scope and goals of the Project Plan shall require a majority vote of the Joint Steering Committee. If the Joint Steering Committee is unable to reach such a majority vote on the modification of this Plan or for all matters except those involving Exhibit C in Section 5.1(b) within 10 days or, in the case of those matters in Section 5.1(b) involving Exhibit C, 60 days, it shall refer the issue to the President of Aveva and the President of Arius for resolution.

(b) The Joint Steering Committee shall meet from time to time as agreed to by the Joint Steering Committee to: (i) review the Clinical Supply Work, (ii) modify the scope and goals of the Project Plan, (iii) to set priorities for achieving the objectives of the Project Plan, and allocating the parties’ resources in connection therewith, (iv) review and approve, pursuant to Exhibits B and C, Additional Capital Investment, if any, and payment arrangements with respect thereto; and (v) review manufacturing and delivery issues as identified by the representatives on the committee.

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Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

(c) Within 60 days after Aveva has supplied Phase III and stability batches as provided in the Project Plan, the Joint Steering Committee shall meet in order to review Aveva’s Fully-Burdened Manufacturing Costs with respect to the Product and determine an estimate of such cost for commercial production of the Product. Such cost will be an estimate only and not binding on Aveva as the basis for calculating the Product Price pursuant to this Agreement.

(d) Aveva’s initial representatives on the Joint Steering Committee shall be Robert Bloder and Thomas Byrnes and Arius’ initial representatives shall be Andrew Finn and Niraj Vasisht. Either party may change its representatives to the Joint Steering Committee upon prior notice to the other party.

5.2 Project Leaders. The parties designate the following individuals as their respective Project Leaders:

For Aveva: *****

For Arius: *****

The Project Leaders (and their staffs) shall conference at least once each calendar month, or from time to time as agreed to by the Joint Steering Committee, to exchange scientific information and progress reports summarizing the Clinical Supply Work completed, the results obtained during that month and the Clinical Supply Work expected to be performed in the next month. After completion of the Clinical Supply Work, the Project Leaders shall conference at least once each calendar quarter to review the commercialization of the Product, any manufacturing issues, delivery and scheduling concerns. Either party may change its Project Leader upon prior notice to the other party.

5.3 Administrative Responsibility. The technical personnel and other representatives at any time furnished by either party to the other or otherwise performing services pursuant to this Agreement shall at all times remain the employees or representatives of the party furnishing such personnel. Except as set forth in this Agreement, each party shall be responsible for and shall pay all salaries, living allowances, insurance coverages, traveling expenses, any withholding required for tax or other purposes and other remunerations and expenses to which its own employees or representatives may be entitled. Notwithstanding the foregoing, such employees or representatives of either party, while on the property of the other party or its designee, shall be at all times subject to the reasonable rules and regulations adopted by such other party with respect to the conduct of its own employees or representatives.

6. Testing and Registration of the Product.

6.1 Arius shall be responsible for the compilation and filing of the Regulatory Filings in respect of the Products in the Territory and shall be the holder of any Product Approvals granted for the Products and the Party principally responsible for interaction with the FDA and other Regulatory authorities in the Territory. Arius shall reasonably advise Aveva regarding the status of or developments with respect to the Regulatory Filings.

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Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

6.2 Aveva shall provide to Arius information regarding Aveva’s manufacturing facilities, methods and process controls for the manufacture of the Product, and will reasonably assist Arius in compilation of information for the Chemistry, Manufacturing and Control documentation, which Arius determines in good faith, is needed for completion of the Regulatory Filings. In the event that Aveva determines that any such information constitutes proprietary, confidential, or trade secret information belonging to Aveva, the parties will cooperate to take appropriate steps to preserve the confidential, proprietary and/or trade secret status of such information.

6.3 Arius shall notify Aveva of the date of submission of any Regulatory Filing for the Products in the Territory and shall also notify Aveva in writing of Regulatory Approvals as soon as is reasonably possible following said Regulatory Approval. Either Party shall notify the other Party in writing as soon as possible of any notification received by either Party from any Regulatory Authority including the FDA to conduct an inspection of its manufacturing, clinical or other facilities as directly related to the Products. Within two (2) business days of receipt thereof, either Party shall provide to the other Party a copy of any report and other written communications received by either Party from any Regulatory Authority including the FDA, to the extent that such report or communication relates to the Products or the manufacture thereof. On or after the date of First Commercial Sale of the BEMA Fentanyl Product, each Party shall provide the other Party with a status update with regard to any audit or inspection conducted by FDA which relates directly to the Products.

6.4 Arius shall be responsible for conducting all laboratory studies, dose ranging studies, clinical trials, analytical studies, or other tests designed to establish the safety and effectiveness of the Product and to meet any other requirements necessary for approval of an NDA for the BEMA Fentanyl Product pursuant to the Act. Arius shall be solely responsible for any contracts with and fees payable to any clinical research organization or other third parties engaged to conduct, supervise and participate in any such studies.

6.5 Arius shall be responsible for obtaining and maintaining all regulatory and other approvals necessary for Aveva to manufacture and package the BEMA Fentanyl Product into final marketing packaging, except for those approvals Aveva is required to obtain and maintain pursuant to Section 8.4. Arius shall be responsible for obtaining and maintaining all applicable state and local regulatory approvals for the distribution of the BEMA Fentanyl Product in the Territory.

7. Supply.

7.1 Subject to the terms of this Agreement, Aveva shall produce and supply to Arius Products for use, sale, or distribution in the Territory. Aveva shall be the sole and exclusive supplier of the Products to Arius in the Territory during the Original Term of this Agreement. During the Original Term of this Agreement Arius shall purchase from Aveva all of its requirements for Products to be used, sold, or distributed in the Territory unless a Back-Up Trigger occurs as set out in Section 7.14. Notwithstanding anything to the contrary herein, Arius shall be free to engage third parties to manufacture the Products at any time for use, sale, or distribution outside the Territory.

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Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

7.2 The manner and style of the labeling and trade dress of the Products shall be as described in the Packaging Specifications, subject to any further changes: (i) reasonably requested by Arius or (ii) necessary to conform such Packaging Specifications to the regulatory requirements necessary to obtain and maintain Product Approvals with respect to the Products in the reasonable discretion of Arius, including but not limited to the approval of alternative dosages, indications, or jurisdictions with respect to Products. Aveva shall use Arius’ specified labeling (and only such labeling) on the Products, and shall not use such labeling on any other product. For the avoidance of doubt Arius shall be solely responsible for the contents of any product label and Aveva shall not be responsible under any provision of this Agreement for any error, mistake, violation of any Law or regulation or any other problem with the content of the label as specified by Arius unless Aveva does not follow label instructions provided by Arius. Any Arius-requested change or modification to a Product’s label shall be implemented by Aveva as soon as reasonably practicable following Aveva’s receipt of notification of such label changes from Arius. Arius shall reimburse Aveva for the reasonable documented direct cost of any Product labels rendered obsolete by such change.

7.3 Arius may from time to time place, and Aveva will accept, binding written purchase orders for batches of BEMA Fentanyl Products and all Placebos used for laboratory, dose ranging, and clinical studies (“Clinical Supply Orders”). Clinical Supply Orders shall be placed reasonably, but at least 120 days, in advance of the requested date of delivery subject to the terms of this Agreement. Aveva shall use commercially reasonable efforts to deliver according to the delivery schedule contained in any Clinical Supply Order and in any event within 10 days of such date. *****. Notwithstanding the foregoing, all delivery dates are targets only. The Joint Steering Committee will discuss delivery and scheduling issues as necessary. No terms and conditions contained in any Clinical Supply Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either party shall be effective to the extent they are inconsistent with, modify or add to the terms and conditions contained herein.

7.4 Arius shall place an Order for Launch Stocks on a date not less than one hundred eighty (180) days before the date on which it intends to commercially launch the BEMA Fentanyl Product (the “Date for Launch”), and shall use commercially reasonable efforts to avoid placing such Order more than two hundred (200) days before the Date For Launch (notwithstanding that such date may not be capable of determination at the time for the order). Upon receipt of such Orders, Aveva shall use commercially reasonable efforts to deliver the BEMA Fentanyl Product in accordance therewith. However, for the avoidance of doubt, the Parties hereby confirm that (i) Aveva’s manufacturing obligations under this Section 7.4 shall only arise on receipt of Orders, and (ii) all delivery dates are targets only and the Joint Steering Committee will discuss delivery and scheduling issues as necessary.

7.5 Within one hundred eighty (180) days following the submission of the NDA to the FDA with respect to the BEMA Fentanyl Product, Arius shall provide Aveva with a nonbinding Forecast of Arius’ requirements for the BEMA Fentanyl Product for the twelve (12) month period following the anticipated FDA Approval. The Forecast shall be updated monthly until the date on which Arius places an Order for Launch Stocks. Except as otherwise provided herein, all Forecasts made hereunder shall, except as further described below, be nonbinding and made to assist Aveva in planning its production and Arius in planning marketing and sales.

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Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

7.6 All Orders for BEMA Fentanyl Products other than Clinical Supply Orders and Orders for Launch Stocks shall be governed by this Section 7.6. Arius shall, not less than ninety (90) days before the beginning of each calendar quarter, give Aveva (i) its Order for the BEMA Fentanyl Products to be delivered to Arius during that calendar quarter and (ii) a Forecast for the following three (3) calendar quarters. Notwithstanding the foregoing, Arius shall have no obligation to deliver Forecasts pursuant to this Section 7.6 until it places an Order for Launch Stocks. Aveva shall not be obligated to accept any Order for a calendar quarter that exceeds by more than 20% the amounts forecast for that quarter in the last Forecast. Arius may request amendment to an Order within thirty (30) days after such Order is given and Aveva shall use its commercially reasonably efforts to accept such amendment provided, however, Aveva shall not be obligated to accept such amendment if quantities specified in the Order are increased by more than 20% over the original Order, cause the Product scheduled for delivery in a quarter to exceed by more than 20% the amounts most recently Forecast for that quarter or are decreased by more than 20% compared to the original Order. Aveva shall use commercially reasonable efforts to deliver according to the delivery schedule contained in any Order, and in any event within ten (10) days of the date specified in the applicable Order. Notwithstanding the foregoing, all delivery dates are targets only. The Joint Steering Committee will discuss delivery and scheduling issues as necessary. Each Forecast shall be deemed a binding commitment of Arius to purchase in the first calendar quarter thereof (the first quarter following the quarter covered by the accompanying Order) at least 75% of the quantity of Products set forth therein. No terms and conditions contained in any Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either party shall be effective to the extent they are inconsistent with, modify or add to the terms and conditions contained herein.

7.7 Arius shall be entitled at its option to reject such part of any delivery of the Products which does not comply with the Product Specifications, Packaging Specifications, or applicable regulatory requirements (including but not limited to those contained in Product Approvals). Aveva shall, at Arius’ option, immediately replace (without additional cost) or refund to Arius the Purchase Price of, any such Products which do not comply with the Product Specifications, Packaging Specifications, or applicable regulatory requirements (including but not limited to those contained in Product Approvals).

7.8 Arius shall be deemed to have accepted any delivery of the Products unless it gives Aveva notice of its rejection within fifteen (15) days of delivery unless any defect in the Products could not have been identified by reasonable visual examination, in which event Arius shall not be deemed to have accepted such Products until thirty (30) days after the date of delivery.

7.9 The Parties acknowledge that it is possible that Product delivered to Arius may not, at the time of delivery, be Conforming Product but the fact that it is not Conforming Product is at the time not discoverable upon reasonable physical inspection (referred to as “Latent Defect” or “Latent Defects”). Notwithstanding Arius’ acceptance of such Product, Aveva is responsible for all Latent Defects that are attributable to the production of the Product by or on behalf of Aveva and cause such Product not to be Conforming Product. As soon as either Party discovers or becomes aware of a Latent Defect in any Product produced and shipped by or on behalf of Aveva, such Party will promptly notify the other of the lot(s) involved and

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treatment are being requested are denoted with “*****”.

Aveva will refund the purchase price of such Product or replace such Product in the manner described in Section 7.10 below. Arius is responsible for any unsold or expired Product and all Product that ceases to be Conforming Product due to improper storage, handling and distribution of the Product by Arius or its Affiliates. In such cases, all related liabilities and the costs of the Product to be destroyed will be borne by Arius.

7.10 Arius shall return to Aveva, at Aveva’s cost, any Products rejected properly in accordance with this Section 7, in which case Aveva shall , consistent with Section 7.7 above, refund the Product Price of such Products or replace such Products at no additional charge, and pay to Arius the actual cost incurred by Arius in effecting the return of such Products.

7.11 If, with respect to any Products which have been replaced and/or for which the Purchase Price therefore has been refunded is, following investigation, found by reasonable, independent, neutral, third party analysis pursuant to generally-accepted scientific methods, to have complied with the Product Specifications, Packaging Specifications, and all regulatory requirements (including but not limited to those described in the Product Approvals), Arius shall:

(a) accept those Products as part of the next order and, if no Order will be placed before the termination of this Agreement, pay Aveva the applicable Product Price therefore, and

(b) refund any additional amount paid by Aveva to Arius with respect thereto.

7.12 Aveva shall use commercially reasonable efforts to ensure that it has sufficient capacity to enable it to supply ***** percent (*****%) of the quantity of Products specified in each Forecast, and if orders are placed for increased quantities Aveva will use commercially reasonable efforts to meet and fulfill such orders.

7.13 If Aveva determines that it will not be able to supply Products to Arius in material satisfaction of the most recent Orders and/or Forecast, Aveva shall, within ten (10) business days, notify Arius in writing of such determination, which notice shall provide Arius with the details on the extent of the expected shortfall of supply, the causes of such inability to supply, and Aveva’s proposed solution to the problem. Upon such notice of a supply problem, or in any event upon occurrence of a Back-Up Trigger (as defined below), Arius and Aveva will immediately meet and work together, in good faith, to identify an appropriate resolution to the supply problem, provided that Section 7.14 shall remain applicable with respect to any such problem in the absence of any such resolution. Any agreed resolution to the supply problem will be set forth in a writing executed by both parties.

7.14 In the event (i) Aveva cannot or does not properly supply on a timely basis in accordance with this Section 7 at least 75% of the amount of Product specified in accepted Orders properly forecasted in any two successive calendar quarters, (ii) Aveva fails to comply with Section 8.4, (iii) any facility owned or controlled by Aveva and involved in the manufacture or storage of Products hereunder is prohibited from, or materially adversely affected in its ability

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treatment are being requested are denoted with “*****”.

to, produce, store, or otherwise be involved in the provision of Products to Arius under this Agreement by the appropriate regulatory authorities or due to such failure to comply, (iv) Aveva becomes insolvent, files for protection under bankruptcy laws, is the subject of such a filing by any creditors of, or interested parties in, Aveva, or enters into an assignment for the benefit of its creditors, or (v) of the occurrence of a breach of this Agreement by Aveva that materially adversely affects Arius’ ability (or Arius Affiliates’, sublicensees’, or other corporate partners’ ability) to develop and sell Products (each of the foregoing, a “Back-Up Trigger”), Arius may, upon written notice to Aveva, cause the license granted in Section 3 to be immediately rendered nonexclusive and, upon such notice, Aveva shall be deemed to have licensed to Arius all Aveva Intellectual Property reasonably necessary to provide for such manufacture (the “Back-Up License”), (which license will be nonexclusive worldwide, royalty free and transferable, and may be sublicensed to third parties engaged by Arius to manufacture the Products). Such notice by Arius shall describe the applicable Back-Up Trigger. Upon receipt of such notice, Aveva shall use commercially reasonable efforts to transfer to Arius, at Arius’ expense, which shall be commercially reasonable with estimates provided in advance, copies of all information, including technical information, that is controlled by Aveva, that is useful or necessary in the manufacture of the Products and is reasonably necessary to enable Arius or any designated alternative supplier to manufacture such Products. Such transfer shall commence and be completed by Aveva as soon as reasonably practicable but in any event shall be completed prior to sixty (60) days after Aveva’s receipt of notice from Arius. Aveva shall provide Arius reasonable assistance, at Arius’ request and expense, with respect to understanding such manufacturing information and practicing the Back-Up License. In the event that any breach by Aveva of this Agreement is the cause of any Back-Up Trigger as described above and Aveva complies with its obligation to use commercially reasonable efforts to make such technology transfer under the preceding three (3) sentences of this Section 7.14, Arius’ right and option to issue notice and obtain a Back-Up License as described herein shall be Arius’ sole and exclusive remedy (other than termination pursuant to Section 18.2 hereof) as a result of such breach provided that the terms of this Agreement shall continue to apply with respect to any Product supplied by Aveva to Arius pursuant to this Agreement.

8. Quality; Regulatory.

8.1 Aveva warrants that all Products supplied pursuant to this Agreement shall on the date of delivery (i) be manufactured in accordance with cGMP, (ii) comply with the Product Specifications and all applicable regulatory requirements (including but not limited to all FDA regulations and those regulatory requirements included in or related to the Product Approvals) and (iii) be packaged according to the Packaging Specifications and all regulatory requirements (including but not limited to all FDA regulations and those regulatory requirements included in or related to the Product Approvals), provided that Product Specifications and Packaging Specifications may be amended as (a) reasonably requested by Arius or (b) necessary to conform such Product Specifications and Packaging Specifications to the regulatory requirements necessary to obtain and maintain Product Approvals with respect to the Products in the reasonable discretion of Arius, including but not limited to the approval of alternative dosages or indications, or Product Approvals in foreign jurisdictions, with respect to Products. Aveva shall, at Arius’ option, immediately replace (without additional cost) or refund to Arius

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the Purchase Price of any such Products which do not meet the foregoing warranty. Replacement or refund shall be Arius’ sole remedy for breach of warranty.

8.2 Aveva shall provide written notice of any significant changes proposed by Aveva to the Product or method of manufacture of the Products, the Product Specifications, or Packaging Specifications, and shall make any such changes only upon the prior written consent of Arius and the applicable regulatory authorities (including the FDA).

8.3 Aveva shall provide Arius with certificates of quality assurance and quality control analysis with respect all deliveries of the Products, as customary in the industry, and with the manufacturing and export documents necessary for (i) import of the Products and (ii) compliance with all applicable regulatory requirements. Aveva shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement and shall maintain complete and adequate records pertaining to the methods and facilities used by it for the manufacture, processing, testing, packing, labeling, holding and distribution of Products in accordance with the applicable regulations in the United States and other jurisdictions.

8.4 All facilities utilized by Aveva to manufacture, store, or otherwise deal with Products manufactured for sale to Arius under this Agreement shall comply with and satisfy all requirements under all regulations applicable to the Products (including but not limited to those of the FDA), and shall comply with and satisfy in all respects any specific requirements of the appropriate regulatory authorities with respect to the manufacture of such Products for sale in any jurisdiction (including but not limited to such requirements as may be contained in the Product Approvals), including the maintenance of such standards or requirements sufficient to pass any inspection pursuant to such regulations or regulatory requirements. Without limiting the generality of the foregoing, Aveva shall obtain and maintain all licenses, registrations, and other authorizations required to operate a GMP facility under the applicable laws, rules and regulations (including but not limited to those promulgated by the FDA). Aveva shall be responsible for all costs and fees related to obtaining and maintaining regulatory permits, certificates, approvals, or other authorizations required to manufacture Products, and/or qualify any manufacturing sites for the manufacture of Products, under this Agreement in compliance with all applicable laws, rules, and regulations, provided, however, that Arius shall be responsible for obtaining and maintaining all regulatory approvals specifically relating to the manufacturer and sale of the Products.

8.5 Arius will be responsible for any reporting of matters regarding the general manufacture of Products, as applicable, to the FDA and other relevant regulatory authorities, in accordance with applicable laws and regulations. Aveva shall notify Arius of any such matter within 2 working days and furnish complete copies of such reports to Arius within 4 working days. Aveva also shall advise Arius of any occurrence or new information which arises out of Aveva’s manufacturing or other activities which may reasonably be expected to have adverse regulatory compliance and/or reporting consequences concerning a Product.

8.6 Aveva shall be responsible for handling and responding to any appropriate governmental agency inspections with respect to manufacturing of Products during the term of this Agreement. Aveva shall promptly provide to Arius copies of any (i) request or inquiry made

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by any regulatory agency with respect to Products or their manufacture or storage and (ii) any response thereto or information provided in response with respect to the foregoing by Aveva, provided that, when reasonably practicable, Arius shall be provided an opportunity to review and comment on any and all such responses. Aveva shall use best efforts to promptly (but in any event within two (2) business days) (i) advise Arius of any requests by any governmental agency for any inspections with respect to the manufacturing of Products and (ii) provide Arius with copies of any correspondence related thereto.

8.7 Aveva certifies it did not and will not use in any capacity in connection with the Products the services of any person, including any firm or individual, debarred or subject to debarment under applicable laws, rules, and regulations (including but not limited to those promulgated by the FDA). Aveva agrees to notify Arius immediately in the event any person providing services to Aveva under the scope of the work of this Agreement is debarred or becomes subject to debarment.

8.8 Aveva shall retain a reasonably sufficient quantity of each batch of Products to perform quality control testing. Aveva shall maintain samples of each batch in a reasonably suitable storage facility until at least the first anniversary of the end of the approved shelf life of the Product, or such longer period as may be required under applicable laws, rules, and regulations (including but not limited to the Product Approvals). Portions of all such samples shall be made reasonably available for testing by Arius upon request.

8.9 Aveva shall maintain all records as are necessary to comply with manufacturing regulations imposed by any regulatory authority, including but not limited to all records reasonably necessary to support all applicable GLP and GMP guidelines and requirements. All such records shall be available for inspection and audit by Arius, its representatives, and any regulatory authorities upon reasonable request during normal business hours. All such records shall be maintained for a period as required under the laws of the countries of manufacture and sale (including but not limited to the United States), provided that all records relating to the manufacture, stability and quality control of each batch of Products shall be retained at least until the first anniversary of the end of the approved shelf life for all Products from such batch.

8.10 Each party agrees to notify the other forthwith of its knowledge or receipt of notice of the initiation of any inquiries, notices or inspection activity by any governmental or regulatory authority with respect to the Products and shall provide the other with a reasonable description of any such inquiries and documentation (including but not limited to any FDA Establishment Inspection Report Form 483 or FDA warning letter) not later than five (5) working days after such visit or inquiry.

8.11 Aveva shall reasonably assist Arius in the finalization of, the chemistry, manufacturing, and controls portion of any and all Regulatory Filings or correspondence, as requested by Arius in conjunction with its preparation and submission of such materials to appropriate regulatory authorities (including but not limited to the FDA) with respect to Products. Aveva shall provide Arius with all manufacturing procedures, controls for inactive

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ingredients and finished dosage forms, chemistry and stability information, and any other information reasonably necessary for the preparation of Product Approvals.

8.12 Aveva shall be responsible for assisting Arius in investigating complaints and “Lack of Effect” reports relating to the manufacture and/or packaging of Products which are supplied by Aveva. Aveva shall, as reasonably directed by Arius, evaluate the nature of the complaint and document the evaluation on Products manufactured and/or packaged by Aveva for Arius. This evaluation may include but is not limited to providing assessments of: (i) returned sample(s) (where appropriate); (ii) retained samples; (iii) the manufacturing process; (iv) release tests; (v) receiving tests; (vi) complaint history; and (vii) conclusion/summary. The documented evaluation of the complaint will be provided by Aveva to Arius within thirty (30) calendar days from the date of Aveva’s receipt of the complaint.

8.13 Aveva shall enter into a Quality Agreement, in the form attached hereto as Exhibit E, immediately upon execution of this Agreement. In the event the terms of this Agreement and the Quality Agreement conflict, the terms of this Agreement shall govern.

9. Product Price; Payment.

9.1 Arius shall pay Aveva the applicable Product Price for Products delivered to it within thirty (30) days of Arius’ receipt of (i) Conforming Products delivered in accordance with this Agreement and (ii) a detailed written invoice with respect to such Products. In the event that Arius rejects any Products pursuant to Section 7.7 hereof, Arius shall pay as provided in the previous sentence for all Products in such shipment that were not rejected. Products which are not Conforming Products (“Non-Conforming Products”) will be replaced, at no further charge to Arius, or the full purchase therefore shall be refunded to Arius, as determined by Arius in its sole discretion, as soon as reasonably practicable, but in any event no later than within thirty (30) days of written notice to Aveva of such Non-Conforming Products.

9.2 In the event that Arius fails to pay to Aveva any amount specified in this Agreement within ten (10) days after the relevant due date, Arius shall pay to Aveva an additional one and one half percent interest per month.

9.3 Arius shall, in its sole discretion, have the sole and exclusive right to determine all terms and conditions of sale of the Product to its customers.

9.4 Aveva shall, respectively, calculate and record Project Costs and Fully Burdened Manufacturing Costs in accordance with U.S. GAAP, and shall maintain all books and records related thereto in accordance with U.S. GAAP for the Term plus an additional three (3) years thereafter.

10. Delivery, Title and Risk.

10.1 Delivery of the Products shall be effected FOB the shipment destination designated by Arius in the applicable Order or Clinical Supply Order, at which time all risk of loss and damage to the Products shall pass to Arius, provided that Arius shall carry out all customs and export clearances necessary for the shipment, export, and import of Products out of

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and/or into any jurisdiction and obtain, at its own expense, any export or import license or other governmental authority required for exportation and/or importation into and/or out of any jurisdiction.

10.2 Prior to shipment, Aveva shall perform release testing pursuant to the Product Specifications and all applicable laws, rules and regulations, including GMPs and the Product Approvals.

10.3 If Arius refuses or fails to take delivery of Products ordered under this agreement at the time stated for delivery in the applicable Order, Aveva shall be entitled, at its discretion, to invoice Arius in full for such Products and to store Products at Arius’ cost, which shall be commercially reasonable and include insurance with coverage in amounts and types reasonably sufficient to cover the loss of such Products.

11. Product Recall.

11.1 During the term of this Agreement, the parties shall keep each other fully informed about any material adverse events, side effects, injury, toxicity or sensitivity reaction associated with the Products of which such party becomes aware, whether or not any such effect is attributable to the Products. Arius shall be responsible for reporting relevant side effects to the appropriate regulatory authorities in accordance with the applicable laws, rules, and regulations. Each shall promptly inform the other by telephone and in writing in the event any circumstances occur which may precipitate a possible or actual recall of any Products.

11.2 Arius shall provide prior written notice of any such product recall, market withdrawal, or field correction planned by Arius with respect to the Products. Arius may initiate a product recall, market withdrawal, or field correction after providing Aveva five (5) days written notice. Notwithstanding the foregoing, Arius may immediately effect any product recall, market withdrawal, or field correction (A) resulting from any death or life-threatening adverse event associated with a Product or (B) required to comply with any regulatory or legal requirements, guidelines, directives, orders, or injunctions. Arius shall be solely responsible for all reasonable, documented costs and expenses incurred in procuring or complying with the requirements of such product recall, market withdrawal, or field correction except to the extent that such product recall, market withdrawal, or field correction is or must be initiated as a result of Aveva’s negligence, breach of this Agreement, intentional misconduct, defective manufacturing, processing, testing, packing, or storage, or failure to comply with applicable laws, rules, or regulations, in which case Aveva shall bear such costs and expenses to such extent. If any product which is the subject of a recall, market withdrawal, or field correction is found not to have met the requirements of this Agreement on the date of delivery to Arius, or is otherwise the result of negligent or defective manufacturing, processing, testing, packing, or storage prior to delivery to Arius, Aveva shall, in addition to, and without limitation of, its other obligations and/or liabilities with respect to such recall, market withdrawal, or field correction, refund to Arius an amount equal to the Purchase Price paid for such Products as failed to meet such requirements. Aveva shall not be entitled to effect any product recall, market withdrawal, or field correction with respect to Products without Arius’ prior written consent, provided that, notwithstanding the foregoing, Aveva may immediately effect any product recall, market

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withdrawal, or field correction required to comply with any regulatory or legal requirements, guidelines, directives, orders, or injunctions. At Arius’ expense except as provided herein, Aveva shall reasonably cooperate with Arius and follow Arius’ reasonable instructions in connection with any product recall, market withdrawal, or field correction of any Products.

12. Product Approval Assistance. Aveva shall, as reasonably requested by Arius, at Arius’ cost and expense as quoted by Aveva in a price quotation , reasonably assist Arius in, at any time, (i) enabling any alternative manufacturer(s) of Products pursuant to Section 7.14 to qualify a site for the manufacture of Products in accordance with all legal and regulatory requirements and (ii) Arius’ efforts to maintain and/or obtain regulatory approvals for Products, including but not limited to such approvals as may be necessary for marketing and selling Products (1) in additional jurisdictions or (2) for additional indications.

13. Inspections; Audit.

13.1 In order for Arius to determine whether Aveva is operating in accordance with the provisions of this Agreement and for Arius to ensure the adequacy of its supply of Products, Aveva agrees to allow Arius or an agent of Arius, upon reasonable prior notice and at Arius’ expense, to periodically inspect Aveva’s facility(ies), technical, quality assurance and quality control records, and associated business functions relating specifically to the supply of Products to be provided pursuant to this Agreement, and to reasonably verify Aveva’s completion of the Clinical Supply Work in accordance with this Agreement, such inspection and verification to occur during normal business hours, at Arius’ sole expense and subject to Section 15 of this Agreement.

13.2 (a) Upon the written request of Arius, and not more than once in each calendar year, Aveva shall permit Arius, or an independent certified public accounting firm of nationally recognized standing selected by Arius, at Arius’ expense, to have access during normal business hours, and upon reasonable prior written notice, to such records of Aveva as may be reasonably necessary to verify Aveva’s Fully Burdened Manufacturing Costs for Products supplied hereunder for any calendar year ending not more than twelve (12) months prior to the date of such request.

(b) In the event Arius concludes that an underpayment or overpayment was made, Arius will specify such underpayment or overpayment in a written report, along with the information on which such conclusion is based. This report will be delivered promptly to Aveva. The reimbursement of any such overpayment shall be due and payable to Arius by Aveva within sixty (60) days of the date of such report.

(c) If Aveva in good faith disputes the conclusion of Arius or its accounting firm under subsection (b) above that Aveva overcharged Arius in the calendar year under review, then Aveva shall inform Arius by written notice within thirty (30) days of receiving a copy of the report containing such conclusion, specifying in detail the reasons for Aveva disputing such conclusion. The parties shall promptly thereafter meet and negotiate in good faith a resolution to such dispute. In the event that the parties are unable to resolve such dispute within thirty (30) days after such notice from Aveva, Arius shall be entitled to pursue any legal or equitable

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remedies which may be available for the reviewed party’s overcharge or other breach of this Agreement.

(d) The Parties shall treat all information subject to review under this Section 13.2 in accordance with the confidentiality provisions of Section 15 of this Agreement.

14. Technical Representatives. Each party shall designate a suitably skilled technical representative, who shall be available for consultation and discussion following the Clinical Supply Work with respect to regulatory compliance, QA/QC processes and procedures, and technology transfer as needed to enable and assist (i) an Alternative Supplier to qualify additional sites for the manufacture of Products in accordance with all legal and regulatory requirements or (ii) Arius’ efforts to maintain and/or obtain regulatory approvals for Products in the Territory, including but not limited to such approvals as may be necessary for marketing and selling Products (1) in additional jurisdictions within the Territory or (2) for additional indications.

15. Confidential Information.

15.1 All Aveva technical, business and marketing information provided to Arius that is not Arius Confidential Information (as defined below), including all information regarding Aveva Intellectual Property, is considered by Aveva to be proprietary and confidential (hereinafter the “Aveva Confidential Information”). Arius agrees to treat it as such, according the Aveva Confidential Information the same protections as Arius’ own proprietary and confidential information of a similar nature, which shall be no less than reasonable level of such protection. Arius agrees that it shall not use any such Aveva Confidential Information for any purpose other than for the purposes of exercising its rights or fulfilling its obligations under this Agreement.

15.2 All Arius technical, business and marketing information provided to, or generated by, Aveva with respect to the Products and all information regarding Arius Intellectual Property, including but not limited to Product Inventions, is considered by Arius to be proprietary and confidential (hereinafter the “Arius Confidential Information”). Aveva agrees to treat it as such, according the Arius Confidential Information the same protections as Aveva’s own proprietary and confidential information of a similar nature, which shall be no less than reasonable level of such protection. Aveva agrees that it shall not use any such Arius Confidential Information for any purpose other than for the purposes of exercising its rights or fulfilling its obligations under this Agreement.

15.3 Nothing in this Section 15 shall be construed to prevent Arius from:

(a) disclosing Aveva Confidential Information to a government regulatory body in to the extent necessary to secure or maintain regulatory approval for the marketing of one or more Products (including but not limited to approvals for additional indications or jurisdictions), or as otherwise reasonably necessary for conducting clinical studies or undertaking other efforts reasonably consistent with securing or maintaining such approvals; or

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(b) disclosing Aveva Confidential Information (other than Aveva Intellectual Property) to any prospective or actual sublicensee, manufacturer, marketing or other corporate partner, investor, investment banker, acquirer, or acquisition target under conditions of confidentiality; or

(c) any commercial sale of any Product by Arius, its affiliates, or its sublicensees; or

(d) disclosing such information as is required by law or judicial order to be disclosed.

15.4 Nothing in this Section 15 shall be construed to prevent Aveva from:

(a) disclosing Arius Confidential Information to a government regulatory body in connection with its obligations under this Agreement; or

(b) disclosing information as is required by law or judicial order to be disclosed, provided that Aveva shall provide Arius reasonable prior written notice of such disclosure and cooperate with Arius as reasonably requested by Arius in any efforts to minimize such disclosure or obtain confidential or protective treatment with respect to such information.

15.5 The confidentiality obligations of this Section 15 shall not extend to information which:

(a) was known to the receiving party prior to disclosure under either this Agreement or in connection with the relationship contemplated hereby, as evidenced by written records kept by the receiving party in the normal course of business; or

(b) is or becomes known to the public through no fault or action by the receiving party; or

(c) is disclosed to the receiving party without restriction on disclosure by a third party not under an obligation of secrecy to the disclosing party.

15.6 Each party acknowledges and agrees that (i) its obligations under this Section 15 are necessary and reasonable to protect the other party and its business, (ii) any violation of these provisions could cause irreparable injury to the other party for which money damages would be inadequate, and (iii) as a result, the other party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Section 15 without the necessity of proving actual damages. The parties agree to cooperate with respect to requests for confidential treatment to be submitted to the Securities and Exchange Commission with respect to certain portions of this Agreement.

16. Intellectual Property.

16.1 Aveva shall promptly notify Arius of any invention, discovery, know-how, modification or improvement (whether or not patentable), and any related Intellectual Property

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Rights, relating to the Product, its manufacture, or Arius’ proprietary bioerodible, mucoadhesive multi-layer polymer film for transmucosal drug delivery that is conceived or made solely by one or more employees, contractors, or other representatives of Aveva or jointly by employees, contractors, or other representatives of Aveva and Arius during performance by Aveva of its obligations under this Agreement, including but not limited to the conduct of any Clinical Supply Work, or as a result of Aveva’s use of Arius Confidential Information (collectively, “Product Inventions”). Aveva shall own all right, title, and interest to any invention, discovery, know-how, modification, or improvement (whether or not patentable) other than Product Inventions conceived or made solely by employees, contractors, or other representatives of Aveva, including those related to (i) products other than those incorporating, embodying, or utilizing Arius’ proprietary bioerodable, mucoadhesive multi-layer polymer film for transmucosal drug delivery (including but not limited to the Products) and (ii) manufacturing processes generally and their related Intellectual Property Rights (“Aveva Inventions”). Aveva and Arius shall jointly own all right, title, and interest to any invention, discovery, know-how, modification, or improvement (whether or not patentable) other than Product Inventions made jointly by employees, contractors, or other representatives of Aveva and Arius, and all related Intellectual Property Rights (“Joint Inventions”), and shall reasonably cooperate in the filing of intellectual property protection with respect thereto if and as deemed reasonably necessary by either party.

16.2 Arius shall be the sole owner of any invention, discovery, know-how or improvement conceived or made solely by one or more employees, third party contractors, or other representatives of Arius during the term of this Agreement (“Arius Inventions”).

16.3 Any Product Inventions shall be the sole and exclusive property of Arius, and Aveva hereby agrees to assign all right, title, and interest thereto to Arius, provided that, to the extent that any such Product Inventions have any application to products other than those incorporating, embodying, or utilizing Arius’ proprietary bioerodable, mucoadhesive, multi-layer polymer film for transmucosal drug delivery (including but not limited to the Products), Arius hereby grants Aveva a fully paid, royalty-free, non-exclusive license, with rights of sublicense, to such Product Inventions and associated Intellectual Property Rights for the purposes of making, having made, using, selling, offering for sale, having sold or importing products other than those incorporating, embodying, or utilizing Arius’ proprietary bioerodable, mucoadhesive, multi-layer polymer film for transmucosal drug delivery (including but not limited to the Products). To the extent Arius’ making, having made, using, selling, offering for sale, having sold or importing of Products would infringe Aveva’s rights in any Aveva Intellectual Property including but not limited to Aveva Inventions, Aveva hereby grants Arius a fully-paid royalty-free nonexclusive license, with rights of sublicense, to such Aveva Intellectual Property and associated Intellectual Property Rights for the purpose of making, having made, using, selling, offering for sale, having sold or importing of Products.

16.4 Aveva agrees to assist Arius, at Arius’ expense, in preparing and prosecuting patent applications and patent extensions or in obtaining other forms of intellectual property right protections on any Product Inventions which Arius elects to protect.

16.5 Arius and Aveva shall promptly inform the other in writing of any alleged infringement of which it shall become aware by the Product or its method of manufacture of a

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third party’s patent rights. Each party shall provide all reasonable product technical expertise to support any defense of third party infringement claims.

16.6 Each party shall promptly inform the other party in writing if such party develops actual knowledge of any applications for a patent, registered copyright or similar right or an issued patent, registered copyright or similar right that conflicts with any Arius Intellectual Property or Aveva Intellectual Property or acts of infringement or potential infringement by any third party involving Arius Intellectual Property or Aveva Intellectual Property, and shall promptly provide the other party with any evidence thereof in such party’s possession or control. The party owning the Intellectual Property Rights being infringed shall have the sole right to bring a legal action for infringement against such third party at its sole expense in its own name and the right to enforce and collect any judgment thereon.

17. Termination by Aveva.

17.1 It is expressly agreed that, notwithstanding the provisions of any other section of this Agreement, if Arius should in any material respect violate or fail to keep or perform any material covenant, condition, representation, or undertaking of this Agreement on its part to be kept or performed hereunder, then and in such event Aveva shall have the right to terminate this Agreement by written notice to Arius if Arius has failed to cure any such breach within thirty (30) days of Arius’ receipt of written notice from Aveva describing such breach.

17.2 In the event Arius should be adjudged bankrupt or enter into an assignment for the benefit of its creditors, then in such event Aveva shall have the right to cancel and terminate this Agreement, by written notice to Arius.

17.3 In the event that Arius fails, for any reason within its reasonable control, to complete any clinical or regulatory milestone specified on Exhibit F by a date that is twelve (12) months after the applicable scheduled completion date as described on attached Exhibit F, then in such event Aveva shall have the right to cancel and terminate its manufacture and supply obligations under this Agreement with respect to commercial (but not clinical) supplies of Products upon three (3) months written notice to Arius, provided that the twelve (12) month period described above shall (i) be measured individually with respect to each milestone (i.e. not for individual delays, each less than twelve (12) months, totaling twelve (12) months in the aggregate) and (ii) be extended by the length of any delays resulting from events beyond Arius’ reasonable control (including but not limited to any delays by Aveva in performing or failing to perform its obligations pursuant to this Agreement or otherwise resulting from Aveva’s acts or omissions).

18. Termination by Arius.

18.1 If Aveva should in any material respect violate or fail to keep or perform any material covenant, condition, representation or undertaking of this Agreement on its part to be kept or performed hereunder, then and in such event Arius shall have the right to terminate this Agreement by written notice to Aveva unless Aveva has cured any such breach within thirty (30) days of receipt of written notice from Arius describing such breach.

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18.2 Arius shall have the right to terminate this Agreement upon the occurrence of any Back-Up Trigger.

18.3 In the event Aveva should be adjudged bankrupt or enter into an assignment for the benefit of its creditors, Arius shall have the right to cancel and terminate this Agreement by written notice to Aveva.

19. Effects of Termination.

19.1 In the event of termination of this Agreement, Arius shall have no further obligation to purchase Products from Aveva, and Aveva shall have no further obligation to supply Products to Arius, provided that Arius shall have the obligation to (i) purchase any Conforming Products remaining in Aveva’s inventory at the time of such termination and (ii) permit Aveva to complete the process of manufacture by Aveva of Products in production or scheduled for production at the time of such termination and purchase resulting Conforming Products upon completion of such manufacture, at the Product Price with respect to such Products, provided that Arius will have such obligation only to the extent that the inventory or work in progress corresponds to forecasts previously provided by Arius. Neither Party shall otherwise have any obligation to the other with respect to the supply or purchase of Product or failure to supply or purchase Product following such termination (including any obligation to pay damages for failure to supply or purchase following termination), provided that, notwithstanding the foregoing, the terms of this Agreement shall apply to any Product supplied to Arius by Aveva following termination in accordance with this Section 19.1.

19.2 Any termination or cancellation under any provision of this Agreement shall not relieve Arius of its obligation to pay any amounts due or owing at the time of such cancellation, expiration, or termination.

20. Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

21. Assignments. Neither party may without written approval of the other, such approval not to be unreasonably withheld, assign this Agreement or transfer its interest or any part thereof under this Agreement to any third party, provided that Arius shall be entitled, without Aveva’s prior written consent, to assign this Agreement in the event of the sale or transfer of the portion of its business relating to the development, manufacture, marketing, and sale of Products to a third party.

22. Indemnification; Limitations of Liability.

22.1 Arius agrees to indemnify, hold harmless and defend Aveva, its officers, employees, and agents (collectively, the “Aveva Indemnified Parties”), against any and all claims, suits, losses, damages, judgments, costs, fees, and expenses, including, without limitation, reasonable attorney’s fee (collectively, “Losses”) asserted by third parties, both government and private, resulting from or arising out of (i) any breach by Arius of this Agreement, (ii) infringement of any third party’s intellectual property right claimed with respect

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treatment are being requested are denoted with “*****”.

to the use of Arius Intellectual Property in connection with the manufacture and sale of Products hereunder, (iii) for personal injury or tangible property damage arising from the handling or use of the Product in clinical trials or otherwise or from Arius’ gross negligence or willful misconduct hereunder; provided, however, that Arius shall not be required to indemnify, hold harmless and defend any Aveva Indemnified Party against any Loss to the extent attributable to or arising out of (i) any manufacturing defects or latent defects in Products manufactured or supplied by Aveva or the failure of Aveva to manufacture and package Products that are in compliance with the Product Specifications, Packaging Specifications, and all applicable laws, rules, and regulations, and Product Approvals, (ii) infringement of any third party’s intellectual property right claimed with respect to Aveva’s practice or use of its manufacturing processes, Know How or Aveva Intellectual Property (other than the practice of Arius Intellectual Property), or (iii) any Aveva Indemnified Party’s (1) gross negligence or willful misconduct, (2) breach of this Agreement, or (3) failure to comply with all applicable laws, rules, and regulations.

22.2 Aveva agrees to indemnify, hold harmless and defend Arius, its officers, employees, and agents (collectively, the “Arius Indemnified Parties”), against any and all Losses asserted by third parties, both government and private, resulting from (i) any manufacturing or latent defects in Products manufactured or supplied by Aveva or the failure of Aveva to manufacture and package Products which are in compliance with the Product Specifications, Packaging Specifications, and all applicable laws, rules, and regulations, and Product Approvals; (ii) infringement of any third party’s intellectual property right claimed with respect to Aveva’s practice or use of its manufacturing processes generally, Know How, or Aveva Intellectual Property (other than the practice of Arius Intellectual Property), or (iii) Aveva’s (1) gross negligence or willful misconduct, (2) breach of this Agreement, or (3) failure to comply with all applicable laws, rules, and regulations; provided, however, that Aveva shall not be required to indemnify, hold harmless and defend any Arius Indemnified Party against any Loss to the extent such Loss is attributable to or arising out of any matter subject to indemnification by Arius.

22.3 A party (the “Indemnitee”) which intends to claim indemnification under this Section 22 shall notify the other party (the “Indemnitor”) within a reasonable time in writing of any action, claim or liability in respect of which the Indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor (including its right to defend) is not prejudiced thereby. The Indemnitor shall have the right, by notice to the Indemnitee, to assume the defense of any such action or claim within the fifteen (15) day period after the Indemnitor’s receipt of notice of any action or claim with counsel of the Indemnitor’s choice and at the sole cost of the Indemnitor. If the Indemnitor does not so assume the defense of such third party claim, then the Indemnitee may assume such defense with reasonable counsel of its choice and at the sole cost of the Indemnitor, provided such costs are reasonable and documented. If the Indemnitor so assumes such defense, then the Indemnitee may participate therein through counsel of its choice, but at the sole cost of the Indemnitee. The party not assuming the defense of any such claim shall render all reasonable assistance as is requested to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the Indemnitor. No such claim shall be settled other than by the party defending the same; provided that Indemnitor shall not, without the Indemnitee’s prior written

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

consent, enter into any settlement of any such action or claim which (a) imposes on the Indemnitee any liability or obligation which cannot be assumed and performed in full by the Indemnitor or (b) admits fault on the part of Indemnitee, provided that Indemnitor promptly and fully performs and/or assumes any such liability or obligation.

22.4 Neither Party shall be liable to the other Party for special, indirect, incidental or consequential damages, including lost profits and lost sales, whether in contract, warranty, negligence, tort, strict liability or otherwise, pursuant to this Article 22 or otherwise arising out of this Agreement or any breach of this Agreement.

23. Insurance.

23.1 Arius. Arius covenants that, prior to delivering any Products to any third party, Arius shall obtain comprehensive general liability insurance, products liability insurance coverage, recall insurance coverage, and clinical trials insurance coverage with reputable and financially secure insurance carrier(s) covering such risks as are reasonably appropriate to sound business judgment and Arius’ obligations and activities contemplated by this Agreement, in an amount reasonably sufficient to protect against liability under Section 22.1 above. At Aveva’s written request, Arius shall furnish a Certificate of Insurance evidencing primary coverage and requiring thirty (30) days’ prior written notification of cancellation to Aveva.

23.2 Aveva. Aveva covenants that Aveva shall obtain and maintain comprehensive general liability insurance and products liability insurance coverage with reputable and financially secure insurance carrier(s) covering such risks as are reasonably appropriate to sound business judgment and Aveva’s obligations and activities contemplated by this Agreement, in an amount reasonably sufficient to protect against liability under Section 22.2 above. At Arius’ written request, Aveva shall furnish a Certificate of Insurance evidencing primary coverage and requiring thirty (30) days’ prior written notification of cancellation to Arius.

24. Independent Contractors. It is understood that both parties hereto are independent contractors and engage in the operation of their own respective businesses and neither party is to be considered the agent of the other party for any purpose whatsoever and neither party has any authority to enter into any contract or assume any obligation for the other party or to make any warranty or representation on behalf of the other party. Each party shall be fully responsible for its own employees and consultants, and the employees of one party shall not be deemed to be employees of the other party for any purpose whatsoever.

25. Representations and Warranties.

25.1 By Aveva. Aveva hereby represents and warrants to Arius that as of the Effective Date and any period otherwise indicated below, the following statements are true and correct:

(a) Aveva is a corporation duly organized and validly existing under the laws of Florida. Aveva has the power and authority to enter into and perform this Agreement.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

(b) All corporate action on the part of Aveva necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder has been taken, and this Agreement, when fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation of Aveva.

(c) Excepting necessary Product Approvals, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental authority, or any other third party, is required in connection with Aveva’s execution, delivery and performance of this Agreement or, if any such consent is required, Aveva has satisfied any applicable requirements.

(d) There are no outstanding written or oral agreements binding on Aveva or its assets that conflict with this Agreement or restrict Aveva from entering into this Agreement. This Agreement is enforceable against Aveva in accordance with the terms of this Agreement, subject to the effect of bankruptcy, insolvency, or similar laws affecting the rights and remedies of creditors generally and the effects of general principles of equity (whether applied by a court of law or equity) and the effect of public policy.

(e) There are no actions, suits or proceedings pending or, to Aveva’s knowledge, threatened, against Aveva before any governmental authority which question Aveva’s right to enter into or perform this Agreement, or which question the validity of this Agreement, and Aveva has no knowledge of a claim pending, threatened or previously made against Aveva relative to the manufacture of Products alleging infringement or misappropriation of any copyright, patent, trade secret, trademark or other intellectual property right of any third party.

(f) There are no third party patents, trade secret rights, trademarks, or other intellectual property rights which, to Aveva’s knowledge, would be infringed or misappropriated by the manufacture of Products hereunder.

25.2 By Arius. Arius hereby represents and warrants to Aveva that, to the best of its knowledge, as of the Effective Date, the following statements are true and correct:

(a) Arius is a corporation duly organized and validly existing under the laws of Delaware, and has the power and authority to enter into and perform this Agreement.

(b) All corporate action on the part of Arius necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder has been taken, and this Agreement, when fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation of Arius.

(c) Excepting necessary Product Approvals, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental authority, or any other third party, is required in connection with Arius’ execution, delivery and performance of this Agreement or, if any such consent is required, Arius has satisfied the applicable requirements.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

(d) There are no outstanding written or oral agreements binding on Arius or its assets that conflict with this Agreement or restrict Arius from entering into this Agreement. This Agreement is enforceable against Arius in accordance with the terms of this Agreement, subject to the effect of bankruptcy, insolvency, or similar laws affecting the rights and remedies of creditors generally and the effects of general principles of equity (whether applied by a court of law or equity) and the effect of public policy.

(e) There are no actions, suits or proceedings pending or, to Arius’ knowledge, threatened, against Arius before any governmental authority which question Arius’ right to enter into or perform this Agreement, or which question the validity of this Agreement. Arius has no knowledge of a claim pending, threatened or previously made against Arius relative to the Products or the manufacture of Products alleging infringement or misappropriation of any copyright, patent, trade secret, trademark or other intellectual property right of any third party.

(f) There are no third party patents, trade secret rights, trademarks, or other intellectual property rights which would be infringed or misappropriated by the use of the Arius Intellectual Property in the manufacture of Products hereunder.

26. Miscellaneous

26.1 Dispute Resolution. If any dispute should arise between the parties under this Agreement it shall in the first place be referred to the respective nominees of each party. If the respective nominees are unable to resolve the dispute within 30 days, either party may pursue any remedy it may have at law. The parties’ respective nominees will be the representatives notified from time to time by one party to the other. Notwithstanding the foregoing, each party shall be free, without limitation, to seek injunctive or equitable relief at any time from courts of competent jurisdiction in order to maintain, protect, or perfect its rights in or to confidential information or intellectual property.

26.2 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of North Carolina.

26.3 Notices. Any and all notices given under this Agreement shall be in writing and to the respective parties at the following addresses by facsimile or express courier:

If to Aveva:	AVEVA DRUG DELIVERY SYSTEMS, INC.

Attn: Wallace K. Reams
Chief Operating Officer
3250 Commerce Parkway
Miramar, FL 33025
Telephone: 954-430-3340
Facsimile: 954-704-2247

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

With a copy to:	Remy Quinones
Permacel – Nitto Americas, Inc.
U.S. Highway No. 1
New Brunswick, NJ 08903

-and-

Foley & Lardner LLP
Attn: Timothy J. Sheehan
777 East Wisconsin Avenue
Milwaukee, WI 53202
Telephone: 414-297-5638
Facsimile: 414-297-4900

If to Arius:	President
Arius Pharmaceuticals, Inc.
2501 Aerial Center Parkway
Suite 205
Morrisville, NC 27560
Facsimile: 919-653-5161

If to BDSI:	President
BioDelivery Services International, Inc.
2501 Aerial Center Parkway
Suite 205
Morrisville, NC 27560
Facsimile: 919-653-5161

or to such other addresses as may be subsequently furnished by one party to the other in writing. Any such notice if given by facsimile or express courier shall be deemed to have been given on the day following the dispatch. Aveva shall provide BDSI with a copy of all notices sent to Arius under this Agreement simultaneously with the provision of such notice to Arius.

26.4 Severability. In the event one or more terms of this Agreement are declared by any individual or competent authority to be void, voidable, illegal or otherwise un-enforceable, the remaining provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such invalid or unenforceable part or provision in a commercially reasonable, valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto. The parties hereto shall negotiate in good faith to modify this Agreement, but only to the extent necessary to make the terms of this Agreement valid and enforceable, having full regard for all applicable laws and the intent and purposes of the parties entering into this Agreement

26.5 Complete Agreement. This Agreement, including the Appendices, whether appended at the time of execution of this Agreement or later, as provided herein

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

constitutes the entire Agreement between parties hereto relating to the subject matter hereof, and this Agreement may not be varied except by an instrument in writing signed by each party hereto by a duly authorized officer or representative. Nothing in this clause shall relieve either party of liability for fraudulent misrepresentations and neither party shall be entitled to any remedy for either any negligent or innocent misrepresentation except to the extent (if any) that a court or arbitrator may allow reliance on the same as being fair and reasonable.

26.6 Force Majeure. Neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control including, but not limited to, acts of God, any regulation or law imposed following the Effective Date or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor strikes, epidemic, or failure of public utilities or common carriers; provided however, that the party seeking relief hereunder shall immediately notify the other party of such cause(s) beyond such party’s reasonable control. The party which may invoke this Section 26.6 shall use all reasonable endeavors to reinstate its ongoing obligations to the other. If the cause(s) shall continue unabated for sixty (60) days then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure.

26.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall comprise the original instrument

26.8 Survival. The provisions of Sections 7.7-7.11, 8.8-8.10, 8.12, 9.4, 11.2, 13.2, 15, 16, 19, 20-22, and 26 shall survive the expiration or termination of this Agreement.

26.9 Publicity. Save as required by law, no announcement or circular in connection with the subject matter of this Agreement shall be made by or on behalf of Arius or Aveva without the prior written approval of the other party.

26.10 BDSI Guarantee of Performance. In further consideration of Aveva’s execution of this Agreement, BDSI hereby guarantees the prompt payment and/or performance by Arius of all obligations pursuant to this Agreement. In the event of a breach by Arius of its obligations pursuant to this Agreement, BDSI shall be jointly and severally liable with respect to any claims asserted by Aveva pursuant to this Agreement. BDSI waives all defenses under principles of guarantee or suretyship law which would otherwise impair or diminish its liability as guarantor. BDSI waives presentment, notice of dishonor, protest, demand for payment, and all notices other than as expressly provided herein. BDSI’s guarantee obligation shall continue in full force and effect so long as, and solely to the extent, Arius Pharmaceuticals, Inc. (as opposed to any permitted assignee under Section 21) has any liability or obligation to Aveva pursuant to this Agreement.

[Signature page to follow.]

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “*****”.

IN WITNESS WHEREOF, both Aveva and Arius have executed this Supply Agreement, in duplicate originals, by their respective officers hereunto duly authorized, the day and year first above written.

AVEVA DRUG DELIVERY SYSTEMS, INC.		ARIUS PHARMACEUTICALS, INC.

By:	/s/ Wallace K. Reams	By:	/s/ Mark A. Sirgo
Name:	Wallace K. Reams	Name:	Mark A. Sirgo
Title:	Chief Operating Officer	Title:	President

BIODELIVERY SCIENCES INTERNATIONAL, INC.

		By:	/s/ Mark A. Sirgo
		Name:	Mark A. Sirgo
		Title:	President and CEO

Exhibit A –Project Plan

See Project Plan (Rev. No. 10, 10/03/05) based on the product formulation used for production of Phase I clinical supplies.

Payment Schedule1

Milestone	Amount
*		*
*		*
*		*
*		*
*		*
*		*
*		*
*		*
*		*
*		*
Total Payments	$	*****

[1]	*****

Exhibit B – Product Specifications

*****

Exhibit C – Packaging Specifications

*****

Exhibit D – Product Price

The Product Price for each Product, FOB the shipment destination designated by Arius, shall at all times equal ***** Percent (*****%) of Aveva’s Fully-Burdened Manufacturing Costs with respect to such Product.

The Product Price shall in no event be less than the Product Price established for Launch Stocks. Nonetheless, in order to minimize the effects of inflation on the cost of materials, labor and overhead, Aveva shall at all times following the Launch Date use commercially reasonable efforts to (i) obtain drug and all other raw materials at the lowest possible cost, (ii) minimize all other costs and expenses related to the manufacture and supply of each Product, and (iii) obtain maximum economies of scale and other efficiencies with respect to the manufacture and supply of each Product. *****

Exhibit F – Arius Milestones

Milestone	Completion Date
Initiation of Phase III	*
NDA Filing	*
NDA Approval	*
First Commercial Sale	*